EXHIBIT 99.1

Olympic Steel Reports 2013 Second-Quarter and First-Half Financial Results

Strong Cash Flow Reduces Outstanding Debt

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, Aug. 9, 2013 (GLOBE NEWSWIRE) -- Olympic Steel, Inc.,(Nasdaq:ZEUS), a national metals service center, today announced financial results for the second quarter and six months ended June 30, 2013.

Net sales for the 2013 second quarter totaled $330.8 million, a 10.0% decrease from the $367.4 million reported in last year's comparable period. For the six months, net sales declined 10.7% to $668.9 million, compared with $749.4 million in the first half of 2012.

For the second quarter, net income totaled $2.5 million, or $0.23 per diluted share, versus net income of $4.5 million, or $0.41 per diluted share, in 2012's comparable quarter. Net income was $7.7 million, or $0.69 per diluted share, for the first half of this year, compared with $10.8 million, or $0.98 per diluted share, in last year's first half. For the first half of 2013, LIFO income increased earnings by $0.13 per basic and diluted share.

Chairman and Chief Executive Officer Michael D. Siegal commented, "The first half of 2013 was characterized by lower sales volume and average selling prices compared with last year. However, despite the external headwinds, Olympic Steel successfully improved consolidated gross margin, lowered inventory levels and generated strong free cash flow. A portion of the excess cash has been used to reduce debt by more than $34 million since the beginning of this year.

"In addition," he continued, "our capital expenditures were only 38% of our first-half budget, coming in at $3.8 million, which reinforces our commitment to spending less than our annual depreciation. Operating expenses were flat, albeit up as a percentage of sales, compared with last year's first half. We reduced variable expenses, offsetting higher fixed depreciation and occupancy costs related to our growth initiatives.

"Looking to 2013's second half, we have identified more than $4.0 million in annualized operating cost savings," Siegal added. "We began implementing these reductions at the end of the second quarter, and expect them to be completed by the end of the third quarter."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on Sept. 17, 2013, to shareholders of record on Sept. 3, 2013.

Conference Call and Webcast

A simulcast of Olympic Steel's 2013 second-quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability to successfully integrate our new locations into our operations and achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers to honor their agreements related to derivative instruments, including the outcome of the MF Global UK Limited administration process; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover, improve our customer service, and achieve cost savings; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

-Financial Tables Follow-

Olympic Steel, Inc.
Results of Operations
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net sales	$ 330,804	$ 367,365	$ 668,868	$ 749,417

Costs and expenses

Cost of materials sold (exclusive of items shown below)	261,854	295,878	528,008	602,556
Warehouse and processing	21,559	21,003	42,065	42,225
Administrative and general	18,170	17,508	36,319	35,882
Distribution	8,981	9,219	17,955	18,278
Selling	6,371	6,763	12,957	13,904
Occupancy	2,322	2,115	4,921	4,438
Depreciation	5,301	4,913	10,594	9,683
Amortization	222	222	444	444

Total costs and expenses	324,780	357,621	653,263	727,410

Operating income	6,024	9,744	15,605	22,007
Other income (loss), net	(41)	5	(17)	39

Income before interest and income taxes	5,983	9,749	15,588	22,046
Interest and other expense on debt	1,668	2,183	3,366	4,291

Income before income taxes	4,315	7,566	12,222	17,755
Income tax provision	1,790	3,040	4,533	6,999

Net income	$ 2,525	$ 4,526	$ 7,689	$ 10,756

Net loss on interest rate hedge, net of tax	(128)	(403)	(131)	(403)

Total comprehensive income	$ 2,397	$ 4,123	$ 7,558	$ 10,353

Earnings per share:

Net income per share - basic	$ 0.23	$ 0.41	$ 0.70	$ 0.98

Weighted average shares outstanding - basic	11,062	10,960	11,059	10,956

Net income per share - diluted	$ 0.23	$ 0.41	$ 0.69	$ 0.98

Weighted average shares outstanding - diluted	11,072	10,989	11,067	10,987

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30,	At Dec. 31,
	2013	2012
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$ 3,798	$ 7,782
Accounts receivable, net	143,108	112,841
Inventories, net (includes LIFO debit of $2,307 as of June 30, 2013)	248,787	290,023
Prepaid expenses and other	9,049	11,731
Total current assets	404,742	422,377

Property and equipment, at cost	349,393	347,935
Accumulated depreciation	(159,993)	(151,608)
Net property and equipment	189,400	196,327

Goodwill	40,787	40,787
Intangible assets, net	34,979	35,424
Other long-term assets	13,022	11,079
Total assets	$ 682,930	$ 705,994

Liabilities

Current portion of long-term debt	$ 13,090	$ 15,282
Accounts payable	102,358	101,471
Accrued payroll	11,370	10,705
Other accrued liabilities	16,873	14,984
Total current liabilities	143,691	142,442

Credit facility revolver	150,020	177,575
Long-term debt	44,479	48,854
Other long-term liabilities	12,508	11,410
Deferred income taxes	33,812	35,856
Total liabilities	384,510	416,137

Shareholders' Equity

Preferred stock	--	--
Common stock	123,454	122,272
Accumulated other comprehensive loss	(448)	(579)
Retained earnings	175,414	168,164
Total shareholders' equity	298,420	289,857
Total liabilities and shareholders' equity	$ 682,930	$ 705,994

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Net sales
Flat products	$ 267,444	$ 307,887	$ 543,192	$ 624,516
Tubular and pipe products	63,360	59,478	125,676	124,901
Total net sales	$ 330,804	$ 367,365	$ 668,868	$ 749,417

Depreciation and amortization
Flat products	$ 4,243	$ 3,952	$ 8,485	$ 7,822
Tubular and pipe products	1,280	1,183	2,553	2,305
Total depreciation and amortization	$ 5,523	$ 5,135	$ 11,038	$ 10,127

Operating income
Flat products	$ 4,999	$ 7,273	$ 9,804	$ 15,067
Tubular and pipe products	3,009	4,445	9,769	10,889
Corporate expenses	(1,984)	(1,974)	(3,968)	(3,949)
Total operating income	$ 6,024	$ 9,744	$ 15,605	$ 22,007

Other income (loss), net	(41)	5	(17)	39
Income before interest and income taxes	5,983	9,749	15,588	22,046
Interest and other expense on debt	1,668	2,183	3,366	4,291
Income before income taxes	$ 4,315	$ 7,566	$ 12,222	$ 17,755

Capital expenditures
Flat products	$ 717	$ 5,286	$ 1,396	$ 10,732
Tubular and pipe products	1,348	2,428	2,383	4,951
Total capital expenditures	$ 2,065	$ 7,714	$ 3,779	$ 15,683

	As of
	June 30, 2013	Dec. 31, 2012
Goodwill
Flat products	$ 500	$ 500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Assets
Flat products	$ 459,240	$ 480,487
Tubular and pipe products	223,690	225,507
Total assets	$ 682,930	$ 705,994

Olympic Steel, Inc.
Other Information

	At June 30, 2013	At Dec. 31, 2012

Shareholders' equity per share	$ 27.25	$ 26.54

Debt-to-equity ratio	0.70 to 1	0.83 to 1

Six Months Ended June 30,
	2013	2012

Cash dividends per share	$ 0.04	$ 0.04
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0552